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                                                                    EXHIBIT 11.0


                 MINORPLANET SYSTEMS USA, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                        (in thousands, except per share)

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
                                                       Eight months
                                                     ended August 31,            Year ended December 31,
                                                     ----------------  -------------------------------------------
                                                           2002            2001           2000            1999
                                                     ----------------  ------------   ------------    ------------

Net income (loss) applicable to common stockholders:
      Net income (loss)                                $     (9,778)   $     34,811   $    (20,545)   $    (11,524)

Weighted average number of shares outstanding:
      Weighted average number of shares outstanding,
         net of treasury shares - Basic EPS                  48,233          27,928          5,058           4,995
       Additional weighted average shares for
        assumed exercise of stock options, net
        of shares assumed to be repurchased with
        exercise proceeds                                        --              --             --              --

 Weighted average number of shares outstanding,
                                                       ------------    ------------   ------------    ------------
        net of treasury shares - Diluted EPS                 48,233          27,928          5,058           4,995
                                                       ============    ============   ============    ============

Net income (loss) per common share applicable to common stockholders:

       Basic and diluted EPS                           $      (0.20)   $       1.25   $      (4.06)   $      (2.31)
                                                       ============    ============   ============    ============
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